Exhibit 23.4

Independent Auditor’s Consent

We hereby consent to the use in the Registration Statement on Form S-1 (File No. 333-199625), which is incorporated by reference in this Registration Statement on Form S-8, of our report dated February 16, 2015, relating to our audits of the financial statements of Green Circle Bio Energy, Inc., as of and for the years ended December 31, 2014 and 2013, included in such Registration Statement on Form S-1 and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Carr, Riggs & Ingram, L.L.C.

Certified Public Accountants
Panama City Beach, Florida
April 30, 2015